Exhibit 10.1

EXECUTION COPY

PTS Holdings Corp.

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

March 29, 2010

Mr. Aleksandar Erdeljan

4501 Lahser Road

Bloomfield Hills, MI 48304

Subject:        Separation Agreement and Release

Dear Alex:

The purpose of this letter agreement (the “Agreement”) is to confirm the agreement between PTS Holdings Corp. (“Holdings”), BHP PTS Holdings L.L.C. (“BHP”) and all of their respective parents, subsidiaries and affiliated companies (together with Holdings and BHP, collectively referred to as the “Catalent Group”) and Aleksandar Erdeljan (referred to as “You”) concerning your separation from service as a consultant to, and any other service with (collectively, “Service”), the Catalent Group.

Separation Date

You agree that your last day of Service with the Catalent Group will be April 9, 2010 (the “Separation Date”) and following such date you will cease to be a service provider to the Catalent Group; provided, however, you acknowledge and agree that, effective February 11, 2010, you ceased serving as a director of the Board of Directors of each of Holdings and Catalent Pharma Solutions Inc. (“Catalent”).

Severance Pay

Following the Separation Date, subject to (x) receipt of this fully-executed Agreement, (y) receipt of the release of claims attached hereto as Exhibit A (the “Release”) to be executed by you on or following the Separation Date and no later than seven (7) days following the Separation Date, and (z) your adherence to the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of the consulting agreement, made as of May 10, 2007, between you and Holdings (the “Consulting Agreement”), you will be paid an aggregate amount of $200,000 in severance (the “Severance Benefit”), payable in equal monthly installments over a one (1) year period following the Separation Date (the “Severance Period”). The first installment payment of the Severance Benefit will be paid to you on the 60th day following the Separation Date and will continue to be paid to you on a monthly basis thereafter; provided, however, that Holdings reserves the right to cease paying the Severance Benefit and you will be obligated to repay any such amounts to Holdings already paid if you fail to execute the Release within the period provided for in this Agreement.

In addition to the Severance Benefit, and irrespective of (x) furnishing the Release and (y) adherence to the Restrictive Covenants, you will be entitled to receive (i) any accrued but unpaid Retainer (as defined in the Consulting Agreement) earned through the Separation Date and (ii) reimbursement, within sixty (60) days following submission by you to Holdings of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with Holdings’ policy prior to the Separation Date, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Holdings within ninety (90) days following the Separation Date.

BHP Equity

Purchased Equity

With respect to the 5,000 Class A Units of BHP that you previously purchased, (x) you will continue to hold all such units subject to the terms and conditions of the Third Amended and Restated Limited Liability Company Agreement of BHP, dated as of February 1, 2010, as it may be amended from time to time (the “LLC Agreement”), the Amended and Restated Securityholders Agreement, dated as of September 18, 2007, among BHP and the other parties thereto, as it may be amended from time to time (the “Securityholders Agreement”) and the Unit Subscription Agreement, made as of September 18, 2007, by and between BHP and you (the “2007 Subscription Agreement”) and (y) BHP agrees not to exercise its right to repurchase such units pursuant to the terms of the 2007 Subscription Agreement. For the avoidance of doubt, your rights as a holder of Class A Units of BHP will not be affected by the provisions of this Agreement, your separation from Service or the exercise by the Catalent Group of the repurchase of units in accordance with the terms of this Agreement.

Vested Class B-1 Units and Class C-1 Units

With respect to the 800 Class B-1 Units of BHP subject to the Unit Grant Agreement, made as of March 27, 2008, by and between you and BHP, as amended (the “2008 Grant Agreement”) that are Vested Units (as defined in the 2008 Grant Agreement) as of the date hereof and the 290 Class C-1 Units of BHP subject to the Unit Grant Agreement, made as of February 1, 2010, by and between you and BHP (the “2010 Grant Agreement”, together with the 2007 Subscription Agreement and the 2008 Grant Agreement, the “Unit Agreements”) that will be Vested Units (as defined in the 2010 Grant Agreement) as of the Separation Date in accordance with the terms and conditions of the 2010 Grant Agreement:

(i) 400 Class B-1 Units of BHP that are Vested Units as of the date hereof and 145 Class C-1 Units of BHP that will become Vested Units as of the Separation Date will remain outstanding following the Separation Date, subject to the terms and conditions of the LLC Agreement, Securityholders Agreement, 2008 Grant Agreement and 2010 Grant Agreement, as applicable, and BHP agrees not to exercise its right to repurchase such units pursuant to the terms of the 2008 Grant Agreement and 2010 Grant Agreement, as applicable; and

(ii) the remaining 400 Class B-1 Units of BHP that are Vested Units as of the date hereof and 145 Class C-1 Units of BHP that will become Vested Units as of the Separation Date will be deemed to be repurchased by BHP on the Separation Date at a price per unit equal to $0; provided that, for the avoidance of doubt, while you will cease to have any beneficial or economic interest in such repurchased units, for purposes of Section 6.3 of the LLC Agreement, all such repurchased units shall be deemed to be outstanding.

Unvested Class C-1 Units

The remaining 1160 Class C-1 Units of BHP that are Unvested Units (as defined in the 2010 Grant Agreement) will remain outstanding subject to the terms and conditions of the LLC Agreement, Securityholders Agreement, and 2010 Grant Agreement, and, in accordance with the terms of the 2010 Grant Agreement, will not be eligible to become Vested Units following the Separation Date and you will, therefore, not have any beneficial or economic interest in such Unvested Units.

Unvested Class C-2 Units and Class C-3 Units

With respect to the 1,125 Class C-2 Units of BHP subject to the 2010 Grant Agreement and the 1,125 Class C-3 Units of BHP subject to the 2010 Grant Agreement, such units will remain eligible, for a 12 month period following the Separation Date (the “Additional Vesting Period”), to become Vested Units subject to the applicable performance goals having been attained during such period.

To the extent such units become Vested Units during the Additional Vesting Period:

(i) 50% of each class of such units will remain outstanding, subject to the terms and conditions of the LLC Agreement, Securityholders Agreement, and 2010 Grant Agreement and BHP agrees not to exercise its right to repurchase such units pursuant to the terms of the 2010 Grant Agreement; and

(ii) the remaining 50% of each class of such units will be deemed to be repurchased by BHP on the day immediately following the last day of the Additional Vesting Period at a price per unit equal to $0; provided that, for the avoidance of doubt, while you will cease to have any beneficial or economic interest in such repurchased units, for purposes of Section 6.3 of the LLC Agreement, all such repurchased units shall be deemed to be outstanding.

Any Class C-2 Units of BHP and Class C-3 Units of BHP that are Unvested Units following the Additional Vesting Period will remain outstanding subject to the terms and conditions of the LLC Agreement, Securityholders Agreement, and 2010 Grant Agreement, and, in accordance with the terms of the 2010 Grant Agreement, will not be eligible to become Vested Units following the Additional Vesting Period and you will, therefore, not have any beneficial or economic interest in such Unvested Units.

Restrictive Covenants

Notwithstanding anything herein to the contrary and for the avoidance of doubt, for purposes of the Restrictive Covenants and the restrictive covenants contained in the Unit Agreements, the parties hereto acknowledge and agree that (x) your separation from Service results from a termination by the Catalent Group without Cause (as defined in the Consulting Agreement) and (y) the Restricted Period (as defined in each of the Consulting Agreement and Unit Agreements) shall terminate on the date that is six months after the Separation Date.

No Additional Payments

The severance payments and rights described in this Agreement will be the only such payments and rights you are to receive as a result of your separation from Service and you agree you are not entitled to any additional payments or rights not otherwise described in this Agreement. You hereby acknowledge and agree that you are not eligible to be a participant in any severance or retention plan of Holdings or any of its subsidiaries.

Litigation and Regulatory Cooperation

You agree to cooperate fully with Holdings and its subsidiaries in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Holdings or any of its subsidiaries that relate to events or occurrences that transpired during your Service with Holdings or any other member of the Catalent Group. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Holdings or any of its subsidiaries at mutually convenient times. In scheduling your time to prepare for discovery or trial, Holdings or one of its subsidiaries, as applicable, shall attempt to minimize interference with any other employment obligations that you may have. You also will cooperate with Holdings and its subsidiaries in connection with any investigation or review of any foreign, federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Holdings. Holdings will reimburse you for any reasonable out-of-pocket expenses incurred in connection with any litigation or regulatory cooperation reasonably requested by any member of the Catalent Group provided after the Separation Date. This provision will survive the termination of this Agreement.

Taxes

It is intended that the amounts paid hereunder shall constitute revenues to you. To the extent consistent with applicable law, Holdings will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. You agree that you will be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold Holdings, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

Compliance with IRC Section 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will be interpreted accordingly. References under this Agreement to your separation from Service will be deemed to refer to the date upon which you experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if any payment of money or benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits will be deferred if deferral will make such payment or benefits compliant under Section 409A, or otherwise such payment or benefits will be restructured, to the extent possible, in a manner, determined by the Board of Directors of Holdings that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. Holdings will consult with you in good faith regarding the implementation of the provisions of this paragraph; provided that neither Holdings nor any of its employees or representatives will have any liability to you with respect to thereto.

Review of Agreement and Release

You agree and represent that you have been advised of and fully understand your right to discuss all aspects of this Agreement and the Release with counsel of your choice. Your execution of this Agreement and Release establishes that, if you wish the advice of counsel, you have done so by the date you signed the Agreement and the Release and that your decision was knowing and voluntary.

Modifications/Severability

This Agreement, the LLC Agreement, the Securityholders Agreement, and the Unit Agreements constitute the entire understanding of the parties on the subjects covered, and supersede any and all previous agreements on these subjects, including the Consulting Agreement (other than Sections 6, 7 and 8 of the Employment Agreement). The parties agree that this Agreement will not be terminated or modified except in writing signed by you and Holdings. If any provision or portion of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement will remain in full force and effect and will be enforced according to their terms.

Full Compliance

You acknowledge and agree that Holdings’ agreement to provide severance is expressly contingent upon your full compliance with the Restrictive Covenants and your timely execution and delivery of the Release.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and the Release and this Agreement and the Release will accrue to the benefit of and may be enforced by Holdings and its successors and assigns.

Governing Law

You agree that all questions concerning the intention, validity or meaning of this Agreement and the Release will be construed and resolved according to the laws of the State of Delaware. You also designate the Superior Court of Somerset County, New Jersey as the court of competent jurisdiction and venue for any actions or proceedings related to this Agreement and the Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one in the same instrument.

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I believe the foregoing accurately reflects the terms of your separation of Service from the Catalent Group, and ask that you sign an extra copy of this letter to confirm your agreement.

Sincerely,

/s/ Sam Khichi	Date
Agreed to: Sam Khichi

/s/ Aleksandar Erdeljan	Date
Aleksandar Erdeljan

Acknowledged and Agreed this 26 day of March, 2010

BHP PTS HOLDINGS L.L.C.

/s/ Bruce McEvoy
By:
Title:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this     day of April, 2010, by and between PTS Holdings Corp. (“Holdings”) and Aleksandar Erdeljan (the “Consultant”).

The Consultant and Holdings agree as follows:

1. Prior to the Separation Date (as defined below), the Consultant served as an independent contractor of Holdings.

2. The last day of the consulting relationship between the Consultant and Holdings and its subsidiaries and affiliates, as applicable, will be on April 9, 2010 (the “Separation Date”).

3. In accordance with the consulting agreement, made as of May 10, 2007, between the Consultant and Holdings (the “Consulting Agreement”), the Consultant is entitled to receive certain payments after the Separation Date subject to his execution and delivery of a general release of claims.

4. In consideration of the payments and rights provided for in the Separation Agreement, dated March 29, 2010 (the “Separation Agreement”), the sufficiency of which the Consultant hereby acknowledges, the Consultant, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns, hereby releases and forever discharges Holdings and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of Holdings or any of its subsidiaries, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims the Consultant may have arising from or relating to (i) the Consultant’s Service (as defined in the Separation Agreement) or separation from Service with Holdings or any other member of the Catalent Group (as defined in the Separation Agreement), including, without limitation, the Consultant’s service as a director of Holdings and Catalent Pharma Solutions, Inc. (“Catalent”) and his cessation of such service and (ii) the Consultant’s personal investment (not through his interest in International Healthcare Partners LLC) in BHP PTS Holdings L.L.C. (“BHP”) (other than any rights expressly provided for in, or arising out of, the related equity documents), including a release of any rights or claims the Consultant may have under any applicable federal, state or local laws against which prohibit discrimination based on any protected classification. This includes a release by the Consultant of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise.

5. This Release does not release the Released Parties from (i) any obligations due to the Consultant under the Separation Agreement or under this Release, (ii) any rights the Consultant has to indemnification by Holdings or Catalent, or (iii) any rights of the Consultant under the Third Amended and Restated Limited Liability Company Agreement of BHP, dated as of February 1, 2010, as it may be amended from time to time, the Amended and Restated Securityholders Agreement, dated as of September 18, 2007, among BHP and the other parties thereto, as it may be amended from time to time, the Unit Subscription Agreement, made as of September 18, 2007, by and between BHP and the Consultant (the “Subscription Agreement”), the Unit Grant Agreement, made as of March 27, 2008, by and between the Consultant and BHP, as amended (the “2008 Grant Agreement”) and the Unit Grant Agreement, made as of February 1, 2010, by and between the Consultant and BHP (the “2010 Grant Agreement”, together with the Subscription Agreement and the 2008 Grant Agreement, the “Unit Agreements”), subject to any modifications thereto or agreements with respect thereto set forth in the Separation Agreement.

6. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7. The Consultant waives any right to reinstatement or future Service with Holdings following the Consultant’s separation from Service with Holdings on the Separation Date.

8. The Consultant agrees not to engage in any act after execution of the Release that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of Released Parties. Holdings and Catalent agree to use reasonable efforts to instruct their respective employees not to engage in any act after execution of the Release that is intended or may reasonably be expected to harm the reputation of the Consultant.

9. The Consultant shall continue to be bound by the Restrictive Covenants and the restrictive covenants contained in the Unit Agreements.

10. The Consultant shall promptly return all property in the Consultant’s possession of Holdings and its subsidiaries and affiliates, including, but not limited to, keys, credit cards, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to Holdings or its subsidiaries’ or affiliates’ businesses. In addition, the Consultant shall promptly return (or confirm the destruction of) all electronic documents or records relating to Holdings or any of its subsidiaries or affiliates that the Consultant may have saved to any such laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if the Consultant stored any information relating to Holdings or any of its subsidiaries or affiliates on a personal computer or other storage device, the Consultant shall permanently delete all such information.

11. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

12. This Release represents the complete agreement between the Consultant and Holdings concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14. The Consultant acknowledges that the Consultant has carefully read and understands this Release, that the Consultant has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Consultant acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Consultant to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.

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The parties to this Release have executed this Release as of the day and year first written above.

PTS HOLDINGS CORP.	ALEKSANDAR ERDELJAN

By:
Title: